Exhibit 99 - Press release issued April 28, 2005

1411 Third Street, PO BOX 5004 Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS FIRST QUARTER 2005 RESULTS

PORT HURON, MI, April 28, 2005 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter ended March 31, 2005. The Company’s net income available to common shareholders for the quarter was $3.2 million, or $0.11 per share, compared to $8.0 million, or $0.28 per share, for the first quarter of 2004. The following items, all of which are quantified on an after-tax basis, were the most significant factors contributing to the $4.8 million decrease in results. The primary factor affecting earnings was a non-operating charge of approximately $8.2 million in connection with the repurchase of the Company’s Convertible Preference Stock (CPS) and warrants from a private investor. Financing costs increased by approximately $0.7 million on a net basis, due to interest expense and dividends on both the CPS and newly-issued preferred stock. Operations and maintenance expenses were higher by approximately $1.3 million, due primarily to increased employee benefit costs and professional fees, offset partially by a decrease in uncollectible customer accounts.

The adverse impact of the previously mentioned factors was partially offset by the following items, which improved results when comparing the first quarter of 2005 to the same period in 2004. There were no losses from discontinued operations in the Company’s 2005 results, while 2004 included $4.8 million in losses from discontinued operations. In addition, gas sales margin and other gas distribution revenues increased by approximately $0.9 million, primarily due to customer growth, a reduction in unaccounted-for gas, a significant recovery from a bankrupt customer and an increase in pipeline construction management revenues. The increase in gas sales margin was partially offset by a decrease in volumes of gas sold, due in large part to warmer overall weather compared to last year and the apparent impact of higher natural gas prices on customer usage.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “We are pleased that first quarter operating and financial results are on track to meet our expectations for the year. Gas distribution business operating income for the first quarter of 2005 was $29.7 million, compared to $30.4 million for the first quarter of 2004. This slight decrease was due in part to an increase in operating expenses. However, additional revenues to offset these expenses should be realized in future periods from recent rate case settlements covering customers in Michigan. Under the terms of the rate case settlements, the Company expects annual revenue increases of approximately $3.7 million (average annualized amount over the next three years) in the Battle Creek area and $7.1 million from its other Michigan customers. The settlement of both rate cases should produce additional revenue sooner than if the requests had been litigated. The rate increases generally go into effect in April 2005.”

Mr. Schreiber went on to say, “First quarter financial performance was negatively impacted by the preference stock and warrant repurchase. In connection with the original issuance of these securities, action by the Regulatory Commission of Alaska (RCA) was needed on the issue of whether a change of control occurred as a result of that investment in the Company. When it became apparent that it would be difficult to obtain the appropriate regulatory approvals, the Company repurchased the securities. The Company is in the process of seeking the termination of the RCA approval proceedings, including rejection of the Alaska Attorney General’s proposal for a 2006 base rate case, because, with the repurchase, the change in control issue no longer exists. We continue to await the RCA’s resolution of this important matter.” Schreiber added, “The repurchase was funded by issuing a new, lower-cost Convertible Preferred Stock with more favorable terms. The short-term impact on reported earnings is clearly negative. The long-term benefit is that the Company’s cost of capital has been reduced.”

IMPACT OF WEATHER
Temperatures during the first quarter of 2005 were 7.5 percent warmer than normal in Alaska and 4.8 percent colder than normal in Michigan. During the first quarter of 2004, temperatures in Alaska and Michigan were 0.9 percent and 2.5 percent colder than normal, respectively. The Company estimates that the combined variations from normal weather decreased net income by approximately $0.7 million during 2005 and increased net income by approximately $0.5 million during 2004.

2005 OUTLOOK
The Company expects that its 2005 net income available to common shareholders will be in the range of $0.03 to $0.07 per share, taking into account the one-time charge incurred in connection with the recent securities repurchase. The repurchase reduced the Company’s expected 2005 net income available to common shareholders by $8.2 million, or approximately $0.27 per share. Excluding this charge, net income available to common shareholders is expected to be in the range of $0.30 to $0.34 per share for 2005.
As with previous guidance, this earnings outlook for 2005 includes the impact of continuing initiatives to improve the Company’s balance sheet and assumes normal weather in markets served for the remainder of the year. The Company’s financing plans currently contemplate the issuance of approximately $25 to $30 million of common equity in the second half of 2005. The intended use of proceeds from this issuance is the redemption, at par, of a like amount of the 10.25 percent subordinated debentures and related Trust Preferred Securities. The Company has previously announced its intention to redeem $10 million of these securities in the second quarter. When all of these securities are redeemed, unamortized, non-cash issuance costs expected to be no more than $1.0 million, after tax, or approximately $0.03 per share, would be expensed.
The Company still anticipates cash from operations for 2005, as measured by EBITDA, to be in a reasonable range around $94 million and capital expenditures for 2005 to be approximately $39.5 million. EBITDA represents earnings before interest, dividends on Convertible Preferred Stock, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.

While the Company believes EBITDA is a useful measure for investors, it is not a measurement presented in accordance with generally accepted accounting principles in the U.S., or GAAP, and the Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the following statistics.

SEMCO ENERGY, Inc. distributes natural gas to approximately 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Statement of Operations data

Operating revenues	$226,560	$207,784	$527,112	$486,086

Cost of gas sold	167,596	150,051	363,786	321,811
Operations and maintenance	18,575	16,546	69,362	65,405
Depreciation and amortization	6,978	6,872	27,684	27,306
Property and other taxes	3,268	3,025	13,392	11,064
Expenses related to the terminated sale of a subsidiary	-	-	8,398	-
Goodwill impairment charge	-	-	152	-

Operating income	30,143	31,290	44,338	60,500

Other income and (deductions)
Interest expense	(11,076)	(11,620)	(43,749)	(43,658)
Debt exchange and extinguishment costs	-	-	-	(24,030)
Other	528	767	2,258	2,185
Total other income and (deductions)	(10,548)	(10,853)	(41,491)	(65,503)

Income tax (expense) benefit	(7,099)	(7,576)	944	1,446

Minority interest - dividends on trust preferred securities, net of income taxes	-	-	-	(2,150)

Income (loss) from continuing operations	12,496	12,861	3,791	(5,707)

Income (loss) from discontinued operations, net of income taxes	-	(4,776)	(4,563)	(26,837)

Net income (loss)	12,496	8,085	(772)	(32,544)

Dividends on convertible cumulative preferred stock	(152)	-	(152)	-
Dividends and repurchase premium on convertible preference stock (a)	(9,112)	(62)	(12,253)	(62)

Net income (loss) available to common shareholders	$3,232	$8,023	$(13,177)	$(32,606)

Earnings per share - basic
Income (loss) from continuing operations	$0.11	$0.46	$(0.30)	$(0.23)
Net income (loss) available to common shareholders	$0.11	$0.29	$(0.46)	$(1.32)

Earnings per share - diluted
Income (loss) from continuing operations	$0.11	$0.45	$(0.30)	$(0.23)
Net income (loss) available to common shareholders	$0.11	$0.28	$(0.46)	$(1.32)

Cash dividends declared per share	$-	$-	$0.075	$0.350

Average number of common shares outstanding
Basic	28,425	28,117	28,339	24,609
Diluted	30,073	28,773	28,339	24,609

(a)  The amounts for the three and twelve months ended March 31, 2005 include a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Business Segment Information

Operating revenues
Gas Distribution	$223,448	$204,493	$517,204	$476,119
Corporate and Other	5,135	5,089	17,198	17,260
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(2,023)	(1,798)	(7,290)	(7,293)
Consolidated operating revenues	$226,560	$207,784	$527,112	$486,086

Operating income (loss)
Gas Distribution	$29,710	$30,373	$52,097	$59,098
Corporate and Other	433	917	(7,759)	1,402
Consolidated operating income	$30,143	$31,290	$44,338	$60,500

Depreciation and amortization expense
Gas Distribution	$6,623	$6,455	$26,093	$25,524
Corporate and Other	355	417	1,591	1,782
Consolidated depreciation and amortization expense	$6,978	$6,872	$27,684	$27,306

Gas Distribution Operating Statistics

Volumes sold (MMcf)	28,945	29,894	65,216	67,406
Volumes transported (MMcf)	14,341	14,828	56,132	53,270
Number of customers at end of period	400,699	392,831	400,699	392,831
Weather statistics:
Degree days
Alaska	3,679	4,031	9,221	9,984
Michigan	3,411	3,335	6,802	6,792
Percent colder (warmer) than normal
Alaska	(7.5)%	.9%	(9.3)%	(2.3)%
Michigan	4.8%	2.5%	.8%	.7%

Statement of Financial Position data at March 31, 2005
Total assets	$895,900
Cash and cash equivalents	17,161
Gas charge overrecovery	5,274
Short-term notes payable	-
Current maturities of long-term debt	25,401
Long-term debt	472,360
Convertible cumulative preferred stock	66,508
Common shareholders' equity	167,621

Other information at March 31, 2005
Unused portion of bank credit facility	$88,495

Reconciliation of Forecasted EBITDA to Cash Flow From
Operations for the Forecasted Year Ended December 31, 2005
	(dollars in millions)
EBITDA	$94
Interest expense	(44)
Income tax expense	(8)
Changes in assets and liabilities and other non-cash items	(13)
Cash flow from operations	$29

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